EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-81085, 333-107673, 333-148206) of Aqua America, Inc. of our report dated June 24, 2009 relating to the financial statements and supplementary schedules of the Aqua America, Inc. 401(k) Plan, formerly the Aqua America, Inc. 401(k) and Profit Sharing Plan, included in this annual report on Form 11-K for the year ended December 31, 2008.
/s/ BEARD MILLER COMPANY LLP
Beard Miller Company LLP
Reading, Pennsylvania
June 24, 2009